                                                                                                       Exhibit 11.2

                                             TRESCOM INTERNATIONAL, INC.

                                   COMPUTATION OF SUPPLEMENTAL EARNINGS PER SHARE


                                                                                                YEAR ENDED DECEMBER 31,
                                                                                               1996                 1995
                                                                                        --------------------------------------------

Primary and fully diluted:
   Weighted average Common Stock outstanding during the period(1) .................        10,590,634           2,386,663
   Conversion of Preferred Stock into Common Stock, including
       accrued dividends through the date of the initial public offering ..........           498,131           4,496,147

   Shares issued to repay current and long-term obligations .......................          380,831           2,443,449
   Effect of common stock  equivalents  issued  subsequent to November 22, 1994, computed in accordance with the treasury stock method
       as required by the Securities and Exchange Commission(1) ...................            80,032             813,551
                                                                                        ============================================
Total .............................................................................        11,549,628          10,139,810
                                                                                        ============================================

Loss before extraordinary item ....................................................     $  (3,621,000)    $   (11,627,000)
Extraordinary loss on early extinguishment of debt                                          1,956,000                  --
                                                                                        --------------------------------------------
Net loss ..........................................................................        (5,577,000)        (11,627,000)
Plus:  Reduction in interest expense and extraordinary loss on retirement of
       debt from repayment of current and long-term obligations(2).................         3,006,000           3,000,000
Less:  Preferred Stock dividends...................................................          (687,000)         (4,877,000)
                                                                                        --------------------------------------------

Net loss available for Common Stock and common stock equivalents...................      $ (3,258,000)    $   (13,504,000)
                                                                                         ===========================================

Per share amount ..................................................................      $ (0.22)          $         (0.85)
                                                                                         ===========================================



(1) Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, common stock equivalents issued at prices below the assumed initial public offering price per share ("cheap stock") during the twelve month period immediately preceding the initial filing date of the Company's Registration Statement for its public offering have been included as outstanding for all periods presented prior to and through the date of the initial public offering.

(2) Supplemental earnings per share reflects the number of shares of Common Stock upon consummation of the initial public offering used to repay $35.8 million in current and long-term obligations as if such issuance had occurred at the beginning of each year.